UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Nasdaq, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Nasdaq, Inc. (“Nasdaq”) is filing Definitive Additional Materials contained in this Schedule 14A with the United States Securities and Exchange Commission in connection with the solicitation of proxies from its employee shareholders for its Annual Meeting of Shareholders, which meeting is to be held virtually on June 11, 2025 at 8:00 a.m. Eastern Time, at virtualshareholdermeeting.com/NDAQ2025.

On May 28, 2025, the following was posted on Nasdaq’s internal website:

Meeting Notice: 2025 Annual Meeting of Shareholders Learn more about our 2025 Annual Meeting of Shareholders, which will take place virtually on June 11 at 8 a.m. ET/2.00 p.m. CET.

As a Nasdaq employee—and shareholder—we hope you’ll tune in to our 2025 Annual Meeting of Shareholders on June 11! Hear from Chair & CEO, Adena Friedman, and Lead Independent Director, Mike Splinter, on the company’s latest financial performance as well as the items up for a vote.

Nasdaq’s Annual Meeting of Shareholders will take place virtually on Wednesday, June 11 at 8:00 a.m. ET. Join here.

Proxy documents and shareholder voting are essential for several reasons:

•	Your influence matters: Voting as a shareholder allows you to voice opinions on critical company decisions, from board selections to executive pay.

•	Protect your investment: Decisions made through voting directly impact the company’s performance and your investment’s value, ensuring accountability.

•	Stay informed: Proxy materials offer insights into the company’s leadership and future plans, helping you make informed decisions.

•	Ease of participation: Online platforms have simplified the voting process, making it accessible for all shareholders.

By reading proxy materials and voting, you’re exercising your rights as an owner and contributing to better corporate governance.

What is being voted on this year?

The summary of proposals and the Board’s recommendations below are intended to provide a general overview of voting matters and may not contain all the information that is important to you. Please review the entire Proxy Statement prior to voting.

PROPOSAL	RECOMMENDATION
1. Election of Directors	FOR EACH OF THE 12 DIRECTOR NOMINEES
Elect 12 directors to hold office until the 2026 Annual Meeting.

The Nominating & Governance Committee has recommended, and the Board has nominated, 12 directors for election at the Annual Meeting to hold office until the 2026 Annual Meeting. We have built a highly engaged, independent Board with broad and diverse experience that is committed to representing the long-term interests of our shareholders.

2. Advisory Vote to Approve Executive Compensation	FOR

Approve, on an advisory (non-binding) basis, the 2024 compensation of the Company’s NEOs.

Our Board and the Management Compensation Committee are committed to executive compensation programs that align with our strategic priorities, business objectives, and shareholder interests. Compensation decisions are based on Nasdaq’s financial and operational performance and reflect a continued emphasis on variable, at-risk compensation paid over the long-term.

3. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The Audit & Risk Committee is directly responsible for the annual review, compensation, retention, and oversight of our independent external auditor. The Audit & Risk Committee, and our Board, believe that the continued retention of Ernst & Young LLP is in the best interests of Nasdaq and its shareholders.

FOR
4. Approval of an Amendment to Nasdaq’s Charter to Provide for Limited Officer Exculpation
Approve an amendment to Nasdaq’s Amended and Restated Certificate of Incorporation, or Charter, to allow for the limited exculpation of officers of the Company.
The amendment is aligned with legislation adopted in 2022 enabling Delaware corporations to limit the liability of certain executive officers in limited circumstances.

Cast your vote!

If you haven’t already done so, take a minute or two to vote online.

Vote to make a difference: To express our appreciation for your participation, Nasdaq will make a $1 charitable donation to the Global Financial Literacy Excellence Center (GFLEC) on behalf of every unique shareholder that votes. Dedicated to advancing research and solutions that open the door to universal financial literacy, GFLEC envisions a world in which individuals have the financial knowledge they need to fully participate in the economy and build secure futures.

NOTE: Shareholders of record as of April 14, 2025 are eligible to vote. You will need your sixteen-digit control number, which you should have received via email from E*TRADE or other relevant brokerage (around the first week in May).

Tune in on June 11

Access the virtual meeting here at 8 a.m. ET/2.00 p.m. CET. Our entire Board, as well as members of our Management Committee, will also be in attendance. Plus, if you missed the voting window, you have one last chance to do so during the meeting.

Questions?

If you have any questions about the proxy statement, the voting process, or the Annual Meeting of Shareholders, please contact [***] or [***].

Thank you and we look forward to your participation!